Exhibit 5.1

December 20, 2024

Applied Optoelectronics, Inc.

13139 Jess Pirtle Blvd.

Sugar Land, TX 77478

Ladies and Gentlemen:

We have acted as counsel for Applied Optoelectronics, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 1,036,458 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) (the “Shares”), registered pursuant to (i) the Registration Statement on Form S-3 (File No. 333-283905) (including the prospectus contained therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”); (ii) the preliminary prospectus supplement, filed on December 18, 2024 (the “Preliminary Prospectus Supplement”) and (iii) the final prospectus supplement, filed on December 20, 2024 (the “Final Prospectus Supplement”), relating to the issuance and sale of the Shares. The Shares are to be issued and sold by the Company pursuant to a Placement Agency Agreement, dated December 18, 2024 (the “Agency Agreement”), between the Company and Raymond James & Associates, Inc.

For purposes of the opinion we express below, we have examined originals, or copies certified or otherwise identified, of (i) the certificate of incorporation and bylaws, each as amended to date, of the Company (the “Company Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) the Prospectus Supplement and all exhibits thereto; (iv) the Agency Agreement and all exhibits thereto; (v) the minutes and records of the corporate proceedings of the Company with respect to the filing of the Registration Statement, the Preliminary Prospectus Supplement and the Final Prospectus Supplement and the entering into of the Agency Agreement; and (vi) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinion hereafter expressed.

As to questions of fact material to the opinion expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that (i) the Preliminary Prospectus Supplement and the Final Prospectus Supplement have each been timely filed with the Commission; (ii) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Final Prospectus Supplement and the Agency Agreement; (iii) the Shares will be issued in compliance with applicable federal and state securities law; (iv) no stop orders of the Commission preventing or suspending the use of the Final Prospectus Supplement will have been issued; and (v) the Company will receive consideration for the issuance of the Shares that is at least equal to the par value of the Common Stock.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that when issued and paid for in accordance with the terms and conditions of the Agency Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law as in effect on the date hereof.

Haynes and Boone, LLP	2801 N. Harwood Street | Suite 2300 | Dallas, TX 75201 T: 214.651.5000 | haynesboone.com

Applied Optoelectronics, Inc.

December 20, 2024

We hereby consent to the filing of this letter as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP